Exhibit 3.1

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of corporation:

Sunnyside Acres Mobile Estates

2.	The articles have been amended as follows: (provide article numbers, if available)

Article FIRST of the Articles of Incorporation shall be amended to change the name of the corporation to:

“Sino-Bon Entertainment, Inc.”

Article FOURTH of the Articles of Incorporation shall be amended to increase the authorized capital of the corporation to 100,000,000 shares of common stock and to effect a 2-for-1 forward stock split.
Specifically, the Articles of Incorporation shall be amended as follows:

(See attached Certificate of Amendment)

3.            The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:   53.4%

4.	Effective Date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5.	Signature: (required)

/s/ Xiaowei (Simon) Song
Signature of Officer

CERTIFICATE OF AMENDMENT

TO
THE ARTICLES OF INCORPORATION

OF

SUNNYSIDE ACRES MOBILE ESTATES

Article FIRST of the Articles of Incorporation of the Corporation shall be amended to read in full as follows:

“FIRST.  The name of the corporation is:

Sino-Bon Entertainment, Inc.”

Article FOURTH of the Articles of Incorporation of the Corporation shall be amended to read in full as follows:

“FOURTH.  The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000).  The par value of each of such shares is $.001.  All such shares are one class and are shares of Common Stock.  Upon the amendment of this Article to read as herein set forth, each one (1) outstanding share shall be split, reconstituted and converted into two (2) shares.”

2